Exhibit 10.250






November 4, 2002



Mr. Jeffrey S. Maurer
241 Kings Point Road
Kings Point, New York 11024

Dear Jeff:

The purpose of this letter is to confirm our understanding of, and agreement to, the following terms regarding your recent change in position. We recognize that you have been terminated as Chairman and Chief Executive Officer of U.S. Trust and have the right to leave at any time hereafter prior to May 31, 2003 with or without Good Reason and have it treated as a termination of your employment without Cause by us. Any termination by you or us (whether with or without Cause) hereafter and on or prior to May 31, 2003, including termination as a result of your death or Disability, shall be treated as a "Protected Termination" entitling you to the compensation, benefits, and perquisites set forth in your Employment Agreement and as expanded herein. (Any terms not defined in this letter shall have the meanings given to them in your Employment Agreement.)

Position
--------
As announced, you will chair the Affluent Client Strategy and Policy Committee and continue to serve on Schwab's Executive Committee.

Salary
------
Your annual salary will continue to be paid at the rate of $565,000, until the end of calendar year 2002. Beginning January 1, 2003, you will be paid in accordance with the Schwab Executive Committee members who lead a similar function to the Affluent Client Strategy and Policy Committee (e.g., Corporate Strategy). However, all of your non-pay-related benefits and perquisites will continue at the same amounts and levels currently in effect. Your pay-related benefits will reflect your 2003 base salary. David Pottruck, in good faith, in accordance with the above principles and after consultation with you, will establish your base salary, bonus and long-term incentive targets for 2003 by December 1, 2002.

In addition, assuming your employment terminates as a result of a Protected Termination, you will receive two (2) times your annual base salary of $565,000, totaling $1,130,000, which shall be payable within two weeks of your Protected Termination date in a lump sum cash payment (less customary withholding).

Bonus
-----
You will receive a cash payment equal to your 2001 bonus (170% of your 2001 base salary) payable on the first business day of January 2003. You will also receive any bonus due for Schwab's fiscal year 2002 in accordance with the pay-out received by other Executive Committee members; provided that this bonus shall be calculated and paid as if you had worked for all of fiscal year 2002 even if you have a Protected Termination prior to the end of the 2002 fiscal year. You will also receive a full or pro-rated 2003 bonus upon termination of your employment during or after 2003. The EIP waiver under the Split Dollar Agreement will not apply.

Assuming you have a Protected Termination, you will receive a payment equal to two (2) times your current targeted bonus. Although this target is now 125%, for purposes of this termination payment only, the target will be 170%, or an amount of $960,500 per year. The total payment will be two (2) times that amount or $1,921,000, less applicable taxes and withholding. You will receive these amounts within two (2) weeks of your Protected Termination date in a lump sum cash payment (less applicable withholding).

Stock Grants
------------
Upon a Protected Termination, you will receive full and immediate vesting of any outstanding stock options and other equity based awards effective as of such termination date. The exercise period for all vested and exercisable Incentive Stock Options ("ISOs") will be no later than three (3) months after the termination date (or expiration date, whichever is earlier) and for all vested and exercisable Non-Qualified Stock Options ("NQSOs") will be no later than two
(2) years after the termination date (or expiration date, whichever is earlier).

Non  Compete/Non-Solicitation
-----------------------------
In the event of a Protected Termination, the non-compete and non-solicitation clauses described in Section 8 of your Employment Agreement will begin to run on the earlier of your Protected Termination date or October 4, 2002 and will cease one (1) year thereafter, provided that Sections 8(b)(i) and (iii) of your Employment Agreement will continue to apply until one (1) year after the earlier of January 1, 2003 or your Protected Termination date. We also agree that the non-compete in your Employment Agreement will not apply to financial services departments of corporate conglomerates.

Other
-----
The remaining provisions in the Employment Agreement will remain in full force and effect, including, but not limited to, the provisions addressing Media Communication and Non-Disparagement. Furthermore, no member of the Schwab or U.S. Trust Control Group (as defined below) will make any public statements to any third parties intended to disparage or damage your reputation, nor will any member of the Control Group or anyone acting on the Control Group's behalf as an entity, issue any press releases or media communications intended to disparage or damage your reputation, provided that the foregoing is not intended to prevent truthful testimony by any members of the Control Group in connection with any statutory or contractual reporting obligations, in any judicial proceeding, or as a defense to any claim, action or allegation raised by you. For purposes of this agreement, Control Group shall mean Charles Schwab, Alan J. Weber, David Pottruck, and Mary S. McLeod. In addition, we further agree that the non-disparagement provisions in section 11 of your Employment Agreement shall not affect your ability to respond truthfully and professionally to any disparaging statements made by any executive employee of Schwab or U.S. Trust. Nothing in this paragraph is intended to prevent you from engaging in "competitive puffery" regarding the Company's products or services providing no disparaging comments are made regarding Schwab or U.S. Trust in connection with the same.

Other Terms, Benefits & Perquisites
-----------------------------------
In addition, listed below are the benefits you would be eligible to receive upon a Protected Termination. Please note, we have assumed a December 31, 2002 termination date for purposes of these calculations; however, we assume this will not be the actual date and therefore, the calculations may change consistent with the actual date.

Retirement Plan Benefit - You can retire on January 1, 2003 and begin receiving a monthly pension benefit of $6,237.47 assuming a 50% Joint & Survivor form of pension. If you defer receipt of your pension benefits until August 1, 2007 (age
60), this amount will increase to $8,060.55. Under the 50% Joint & Survivor form of pension you would receive the stated monthly amount for your lifetime and, at your death, your surviving spouse would begin to receive half of this monthly benefit for her lifetime. Forms of payment other than the 50% Joint & Survivor are available with spousal consent. In addition, we agree that, in the event of your Protected Termination, you will be entitled to receive from the Company, on your termination date, a single sum payment in an amount equal to the excess of:
(x) the present value of your accrued benefit, expressed in the form of a single life annuity, under the U.S. Trust Corporation Employees' Retirement Plan ("UST Pension Plan"), with such accrued benefit to be calculated at the time of your Protected Termination by adding two (2) additional years of age and Credited Service and (y) the present value of your accrued benefit, expressed in the form of a single life annuity, under the UST Pension Plan calculated at the time of your Protected Termination.

401K/ESPOP - Beginning in January 2003, you can elect to receive a full distribution of your account balance during any month; however, you must request a distribution by the end of the year in which you attain age 65.

Non-Qualified Plans - Your account balances in the EDCP and BEP will fully vest and be paid in 10 annual installments. The first installment will be in March 2003. The September 30, 2002 balances for the BEP and EDCP are $539,871.00 and $701,425.00, respectively. The EDCP amount includes the 2000 EIP Mandatory Deferred portion which was scheduled to vest in 2006, but will now vest immediately. Within the next few days these balances will be updated on SchwabPlan.com to reflect the September 30, 2002 values. Upon a Protected Termination, your account balance under the BEP will be credited with amounts as if you had remained employed by U.S. Trust for two (2) years beyond the Protected Termination date. In addition, the value of two additional years of Credited Service under the U.S. Trust Corporation Employees' Retirement Plan will be credited to your account under the EDCP.

Retirement Medical Plan - You are eligible to participate under the Retirement Medical Plan when your active employee coverage ends. You are also entitled, upon a Protected Termination, to two (2) additional years of coverage under the medical plan(s) in which you currently participate and, following the expiration of this period, you may elect to commence coverage under the Retirement Medical Plan, to the extent this is more beneficial to you.

Retirement Life Insurance - After your active coverage ends you are eligible for retirement life insurance equal to an initial amount of your active life amount or $100,000, whichever is less. This initial amount is reduced by 10% during the first 5 years of your coverage. You are currently enrolled for $10,000 of active life insurance; therefore, you may want to consider increasing this amount during the next open enrollment period to maximize this benefit. Any increase in life insurance coverage is subject to evidence of good health acceptable to Metropolitan Life. Upon a Protected Termination, you will continue to be covered under all insurance arrangements as if you had remained actively employed for two (2) additional years, except under the Split Dollar Insurance Agreement, currently in effect. With respect to said Split Dollar Insurance Agreement, the following terms will apply: (1) U.S. Trust will not be under any obligation to make the additional premium payments otherwise required under said Agreement;
(2) U.S. Trust will assign all of its rights and benefits in the insurance policy subject to such Agreement to you; and (3) U.S. Trust will waive its right to receive the "Corporation's Recovery Amount" as defined in said Agreement.

Dental - You can elect COBRA continuation for 18 months after your active employee coverage ends. In the event of a Protected Termination, you will receive two (2) additional years of active employee coverage and then may elect COBRA coverage.

Vacation - You will be paid for any unused vacation days through the date of your Protected Termination; such payment will be made in a lump sum cash payment (less applicable withholding) promptly after your Protected Termination date.

280G Gross-Up - Your rights under Section 12(j) of the Employment Agreement shall in all events, whether your termination is a Protected Termination or otherwise, continue in full force and effect.

Legal Fees - We will pay the reasonable legal fees incurred by you in connection with the negotiation and finalization of this letter and the new arrangement.

Jeff, we very much look forward to working with you in your new position at Schwab. Please review the terms set forth above. If any of the terms are contrary to your understanding of our agreement, please let me know as soon as possible. If the terms are consistent with your understanding of our agreement, please sign below. This letter will serve as a modification to the Employment Agreement entered into as of January 12, 2000.

Sincerely,

/s/ David Pottruck                                /s/ Mary S. McLeod
-------------------------------                   ------------------------------
David Pottruck                                    Mary S. McLeod
President and Co-CEO                              Executive Vice President
The Charles Schwab Corporation;                   Human Resources
Member, Board of Directors
U. S. Trust

/s/ Jeffrey S. Maurer                                   11/7/02
------------------------------                    ------------------------------
Jeffrey S. Maurer                                 Date